Exhibit 10(l)
Form of

PERFORMANCE SHARE AWARD AGREEMENT

under the

FPL GROUP, INC. AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

This Performance Share Award Agreement ("Agreement") between FPL Group, Inc. (hereinafter called the "Company") and ___________________ (hereinafter called the "Participant") is dated ______ ___, 20___.

1.           Grant of Performance Share Award - The Company hereby grants to the Participant a Performance Share Award ("Award") which confers upon the Participant the right to receive a number of shares ("Performance Shares") of the Company's common stock, par value $.01 per share ("Common Stock"), determined as set forth in section 2, below. The Participant's right to receive the Performance Shares shall be subject to the terms and conditions set forth in this Agreement and in the Company's Amended and Restated Long Term Incentive Plan, as amended from time to time (the "Plan").  The performance period for which this Award is granted is the period beginning on January 1, 2009 and ending on December 31, 2011 (such period hereinafter referred to as the "Performance Period").

The "Target" number of Performance Shares granted to the Participant for the Performance Period is __________.

2.           Payment of Performance Share Award – (a) Payment of the Award shall be conditioned upon (i) the achievement of annual performance targets established by the Compensation Committee of the Board (or such other committee designated to administer the Plan, including, for participants who are not executive officers, a committee to whom administration has been delegated under the Plan (the "Committee")) for the Participant under the FPL Group, Inc. Amended and Restated Executive Annual Incentive Plan (or any successor annual incentive plan, hereinafter the "Annual Incentive Plan") for each of the three calendar years of the Performance Period, (ii) certification of such achievement for each year in the Performance Period by the Committee and (iii) Committee approval of the number of shares to be paid to the Participant.  Subject to the provisions of the Plan, the Participant shall have the right to payment of that percentage of the Participant's Target number of Performance Shares set forth in section 1 hereof which is equal to the average of the Participant's percentage achievement under the Annual Incentive Plan for each year in the Performance Period, but in no event more than 160% of such Target number of Performance Shares. In addition, the maximum number of shares of Common Stock which a Participant may receive in any year under this Agreement and pursuant to all other stock-based Awards which are also subject to performance criteria is 250,000 shares of Common Stock.  The Committee has the discretion to reduce the payout, but not to increase it.

(b) Notwithstanding the foregoing or the provisions of section 4 hereof, if (i) the Participant is a party to an Executive Retention Employment Agreement with the Company ("Retention Agreement") and has not waived his or her rights, either entirely or in pertinent part, under such Retention Agreement, and (ii) the Effective Date (as defined in the Retention Agreement as in effect on the date hereof) has occurred and the Employment Period (as defined in the Retention Agreement as in effect on the date hereof) has commenced and has not terminated pursuant to section 3(b) of the Retention Agreement (as in effect on the date hereof) then, so long as the Participant is then employed by the Company or one of its subsidiaries or affiliates:

(1)           one-half (1/2) of the Performance Shares shall vest upon a Change of Control (as defined in the Retention Agreement as in effect on the date hereof) and shall be payable as soon as practicable thereafter (but in all cases within thirty days of the Change of Control) earned at a deemed achievement level equal to the higher of (x) the Target number of shares of Common Stock set forth in this Agreement or (y) the average level (expressed as a percentage of the Target number of shares of Common Stock set forth in this Agreement) of achievement in respect of similar performance stock-based awards which matured over the three fiscal years immediately preceding the year in which the Change of Control occurred; and

(2)           the other one-half (1/2) of the Performance Shares (earned at a deemed achievement level calculated as set forth in subsection (1), above) shall vest on the earlier of (i) the date which is one year after the date on which the Change of Control occurs, if the Participant is then employed by the Company or its successor, payable as soon as practicable thereafter, or (ii) the date on which the Participant's employment with the Company or its successor terminates, payable as soon as practicable thereafter (but in all cases no later than the 15th day of the third month following the end of the first taxable year in which the right to such payment arises).

(c) Notwithstanding the provisions of sections 2(a) and 4 hereof, if the Participant is not a party to a Retention Agreement, the rights of the Participant upon a Change of Control (as defined in the Plan) shall be as set forth in section 9 of the Plan on the date hereof.

(d) If, as a result of a Change of Control, the Common Stock is exchanged for or converted into a different form of equity security and/or the right to receive other property (including cash), payment in respect of the Performance Shares shall, to the maximum extent practicable, be made in the same form.

3.           Payment of Award - Awards shall be payable in shares of Common Stock.  Upon delivery of Performance Shares to the Participant, the Company shall have the right to withhold from any such distribution, in order to meet the Company's obligations for the payment of withholding taxes, shares of Common Stock with a Fair Market Value (as defined in the Plan) equal to the minimum statutory withholding for taxes (including federal and state income taxes and payroll taxes applicable to the supplemental taxable income relating to such distribution) and any other tax liabilities for which the Company has an obligation relating to such distribution.  For the purpose of this Agreement, the date of determination of Fair Market Value shall be the date as of which the Participant's rights to payments under this Award are determined by the Committee in accordance with section 2 hereof.

Delivery of Performance Shares shall occur as soon as administratively practicable following the Committee's determination of the Participant's right to such delivery.

4.           Termination of Employment – Except as otherwise set forth herein, in the event the Participant terminates employment with the Company during the Performance Period, the Participant's right to payment of the Award shall be determined as follows:

(a)
If the Participant's termination of employment is due to resignation, discharge, or retirement prior to age 65 which does not meet the condition set forth in section 4(c), below, all rights to the Award shall be immediately forfeited.

(b)
If the Participant's termination of employment is due to (1) total and permanent disability (as defined under the Company's executive long-term disability plan), (2) death, or (3) retirement on or after age 65 not meeting the condition set forth in section 4(c), below:

(i)
Participant's Target number of Performance Shares for the Performance Period shall be reduced to a prorated number of Performance Shares based on the number of full days of Participant's service during the Performance Period; and

(ii)
Participant's right to Performance Shares under Section 2 hereof shall be determined as the Participant's Target number of Performance Shares, reduced as set forth in section 4(b)(i), times the average of the Participant's percentage achievement under the Annual Incentive Plan for each year in the Performance Period (subject to a maximum of 160%); provided that the Participant's percentage achievement for the year in which the Participant's employment terminates, and any subsequent years in the Performance Period, shall be deemed to be 100%; and

(iii)	Payment of Awards under this section 4(b) shall be made after the end of the Performance Period at the time and in the manner specified in section 3 hereof.

Notwithstanding the foregoing, if, after termination of employment but prior to payment of any Award, the Participant breaches any provision hereof, including without limitation the provisions of section 9 hereof, the Participant shall immediately forfeit all rights to the Award.

(c)           If the Participant's termination of employment is due to retirement on or after age 50, and if, but only if, such retirement is evidenced by a writing which specifically acknowledges that this provision shall apply to such retirement and is executed by the Company's chief executive officer (or, if the Participant is an executive officer, by a member of the Committee or the chief executive officer at the direction of the Committee, other than with respect to himself), Participant's Target number of Performance Shares for the Performance Period shall be as set forth in section 1 hereof and Participant's right to Performance Shares under Section 2 hereof shall be determined as the Participant's Target number of Performance Shares times the average of the Participant's percentage achievement under the Annual Incentive Plan for each year in the Performance Period (subject to a maximum of 160%); provided that the Participant's percentage achievement for the year in which the Participant's employment terminates, and any subsequent years in the Performance Period, shall be deemed to be 100%.  Payment of Awards under this section 4(c) shall be made after the end of the Performance Period at the time and in the manner specified in section 3 hereof.  Notwithstanding the foregoing, if, after termination of employment but prior to payment of any Award, the Participant breaches any provision hereof, including without limitation the provisions of section 9 hereof, the Participant shall immediately forfeit all rights to the Award.

(d)           If a Participant's employment is terminated during the Performance Period for any reason other than as set forth in sections 4(a), (b) and (c) above, or if an ambiguity exists as to the interpretation of those sections, the Committee shall determine whether the Participant's Award shall be forfeited or whether the Participant shall be entitled to full vesting or pro rata vesting based upon full days of service completed during the Performance Period.  Payment of Awards under this section 4(d) shall be made after the end of the Performance Period at the time and in the manner specified in section 3 hereof. Notwithstanding the foregoing, if, after termination of employment but prior to payment of any Award, the Participant breaches any provision hereof, including without limitation the provisions of section 9 hereof, the Participant shall immediately forfeit all rights to the Award.

[the following applies only to Mr. Hay] Notwithstanding the foregoing, if the Employment Period (as defined in the Retention Agreement as in effect on the date hereof) is not then in effect, and the Participant terminates employment for Good Reason (as defined in the Participant's Employment Letter with the Company (as in effect on the date hereof, the "Employment Letter") or the Company terminates the Participant's employment without Cause (as defined in the Employment Letter), prior to the end of the Performance Period, then the Participant shall be entitled to a pro rata portion of this Performance Share Award, calculated assuming that the Participant's percentage achievement for the year in which the Participant's employment terminates, and any subsequent years in the Performance Period, shall be deemed to be 100%.

5.           Adjustments - In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, reclassification, merger, consolidation, combination or exchange of shares or similar corporate change, then the Target number of Performance Shares granted hereunder shall be adjusted proportionately.  No adjustment will be made in connection with the payment by the Company of any cash dividend on its Common Stock or in connection with the issuance by the Company of any warrants, rights, or options to acquire additional shares of Common Stock or of securities convertible into Common Stock.

6.           No Rights of Stock Ownership - This grant of Performance Shares does not entitle the Participant to any interest in or to any dividend, voting, or other rights normally attributable to Common Stock ownership.

7.           Nonassignability - The Participant's rights and interest in the Performance Shares may not be sold, transferred, assigned, pledged, exchanged, hypothecated or otherwise disposed of except, in the event of death, to a designated beneficiary or by will or by the laws of descent and distribution.

8.           Effect Upon Employment - This Agreement is not to be construed as giving any right to the Participant for continuous employment by the Company or a subsidiary or affiliate.  The Company and its subsidiaries and affiliates retain the right to terminate the Participant at will and with or without cause at any time (subject to any rights the Participant may have under the Participant's Retention Agreement [and Employment Letter, in the case of Mr. Hay])

9.              Protective Covenants - In consideration of the Award granted under this Agreement, the Participant covenants and agrees as follows (the "Protective Covenants"):

(a)
During the Participant's employment with the Company, and for a two-year period following the termination of the Participant's employment with the Company, Participant agrees (i) not to compete or attempt to compete for, or act as a broker or otherwise participate in, any projects in which the Company has at any time done any work or undertaken any development efforts, or (ii) directly or indirectly solicit any of the Company's customers, vendors, contractors, agents, or any other parties with which the Company has an existing or prospective business relationship, for the benefit of the Participant or for the benefit of any third party, nor shall the Participant accept consideration or negotiate or enter into agreements with such parties for the benefit of the Participant or any third party.

(b)
During the Participant's employment with the Company and for a two-year period following the termination of the Participant's employment with the Company, the Participant shall not, directly or indirectly, on behalf of the Participant or for any other business, person or entity, entice, induce or solicit or attempt to entice, induce or solicit any employee of the Company or its subsidiaries or affiliates to leave the Company's employ (or the employ of such subsidiary or affiliate) or to hire or to cause any employee of the Company to become employed for any reason whatsoever.

(c)
The Participant shall not, at any time or in any way, disparage the Company or its current or former officers, directors, and employees, orally or in writing, or make any statements that may be derogatory or detrimental to the Company's good name or business reputation.

(d)
The Participant acknowledges that the Company would not have an adequate remedy at law for monetary damages if the Participant breaches these Protective Covenants.  Therefore, in addition to all remedies to which the Company may be entitled for a breach or threatened breach of these Protective Covenants, including but not limited to monetary damages, the Company will be entitled to specific enforcement of these Protective Covenants and to injunctive or other equitable relief as a remedy for a breach or threatened breach.  In addition, upon any breach of these Protective Covenants or any separate confidentiality agreement or confidentiality provision between the Company and the Participant, all Participant's rights to receive Performance Shares not theretofor delivered under this Agreement shall be forfeited.

(e)
For purposes of this section 9, the term "Company" shall include all subsidiaries and affiliates of the Company, including, without limitation, Florida Power & Light Company and NextEra Energy Resources, LLC, and their respective subsidiaries and affiliates (such subsidiaries and affiliates being hereinafter referred to as the "FPL Entities"). The Company and the Participant agree that each of the FPL Entities is an intended third-party beneficiary of this section 9, and further agree that each of the FPL Entities is entitled to enforce the provisions of this section 9 in accordance with its terms.

(f)	Notwithstanding anything to the contrary contained in this Agreement, the terms of these Protective Covenants shall survive the termination of this Agreement and shall remain in effect.

10.           Successors and Assigns- This Agreement shall inure to the benefit of and shall be binding upon the Company and the Participant and their respective heirs, successors and assigns.

11.           Incorporation of Plan's Terms - This Agreement is made under and subject to the provisions of the Plan, and all the provisions of the Plan are also provisions of this Agreement (including, but not limited to, the provisions of Section 9 of the Plan pertaining to a Change of Control; provided that if the Participant is a party to a Retention Agreement, the provisions of section 2(b) hereof shall supercede the provisions of the Plan with respect to a Change of Control).  If there is a difference or conflict between the provisions of this Agreement and the mandatory provisions of the Plan, the provisions of the Plan will govern.  If there is a difference or conflict between the provisions of this Agreement and a provision of the Plan as to which the Committee is authorized to make a contrary determination, the provisions of this Agreement will govern.  Except as otherwise expressly defined in this Agreement, all terms used herein are used as defined in the Plan as it may be amended from time to time.  The Company and Committee retain all authority and powers granted by the Plan as it may be amended from time to time not expressly limited by this Agreement.  The Participant acknowledges that he or she may not and will not rely on any statement of account or other communication or document issued in connection with the Plan other than the Plan, this Agreement, and any document signed by an authorized representative of the Company that is designated as an amendment of the Plan or this Agreement.

12.           Interpretation - The Committee has the sole and absolute right to interpret the provisions of this Agreement.

13.           Governing Law/Jurisdiction - This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida, without regard to its conflict of laws principles.  All suits, actions, and proceedings relating to this Agreement may be brought only in the courts of the State of Florida located in Palm Beach County or in the United States District Court for the Southern District of Florida in West Palm Beach, Florida.  The Company and the Participant shall consent to the nonexclusive personal jurisdiction of the courts described in this section for the purpose of all suits, actions, and proceedings relating to the Agreement or the Plan.  The Company and Participant each waive all objections to venue and to all claims that a court chosen in accordance with this section is improper based on a venue or a forum non conveniens claim.

14.         Amendment. This Agreement may be amended, in whole or in part and in any manner not inconsistent with the provisions of the Plan, at any time and from time to time, by written agreement between the Company and the Participant.

15.         Data Privacy.  By entering into this Agreement, the Participant:  (i) authorizes the Company or any of its subsidiaries or affiliates, and any agent of the Company or a subsidiary or affiliate administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its subsidiaries or affiliates such information and data as the Company or any such subsidiary or affiliate shall reasonably request in order to facilitate the administration of this Agreement; and (ii) authorizes the Company or any of its subsidiaries or affiliates to store and transmit such information in electronic form, provided such information is appropriately safeguarded in accordance with Company policy.

By signing this Agreement, the Participant accepts and agrees to all of the foregoing terms and provisions and to all the terms and provisions of the Plan incorporated herein by reference and confirms that he has received a copy of the Plan.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first above written.

FPL GROUP, INC.
BY:

ACCEPTED:
Participant